PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2001)

                                  $250,000,000

                         principal amount plus interest

                         liquidity facility obligations

                                       of

                         FGIC Securities Purchase, Inc.
                                  in support of

                           City and County of Honolulu

                     General Obligation Bonds, Series 2001C

                           -------------------------

Date of the bonds: Date of Delivery      Due:  December 1 of each of 2007 - 2021

                                                                     Price: 100%

         We are offering, in connection with the issuance by the City and County of Honolulu of its General Obligation Bonds, Series 2001C, our liquidity facility obligations under a standby bond purchase agreement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms. The final terms for the bonds will be included in a pricing supplement to this prospectus supplement.

         The bonds are the absolute and unconditional obligation of the City and County of Honolulu, Hawaii. The principal and interest payments on the bonds are a first charge on the general fund of the City and County, and the full faith and credit of the City and County are pledged to the punctual payment of that principal and interest. For the payment of the principal of and interest on the bonds the City and County has the power and is obligated to levy ad valorem taxes, without limitation as to rate or amount. The bonds are subject to redemption and tender prior to their stated maturity as described in this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our liquidity facility obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being marketed under a separate disclosure document. The liquidity facility obligations will not be severable from the bonds and may not be separately traded. This prospectus supplement, the accompanying prospectus, appropriately supplemented, and a pricing supplement may also be delivered in connection with any remarketing of bonds purchased by us or by our affiliates.

         Unless the context otherwise requires, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.


                              --------------------

                              UBS PaineWebber Inc.

                              --------------------


          The date of this prospectus supplement is November 20, 2001.

         At the time the City and County offer the bonds, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific descriptions of the bonds the City and County are offering and the terms of the offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. You should not assume that the information provided in this prospectus or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, or that the information provided in any pricing supplement is accurate as of any date other than the date of that pricing supplement.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement to this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.


                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our liquidity facility obligations under a standby bond purchase agreement in support of $250,000,000 aggregate principal amount of General Obligation Bonds, Series 2001C which the City and County of Honolulu will issue on or about December 5, 2001. Bondholders will have the right to tender, or in certain cases be required to tender, the bonds. First Union National Bank will act as tender and paying agent and is the entity responsible for accepting tender notices and tendered bonds. UBS PaineWebber Inc., or any substitute entity, will act as the remarketing agent of any tendered bonds and will be obligated to use its best efforts to remarket the tendered bonds. We will enter into a standby bond purchase agreement with the tender and paying agent, pursuant to which we will be obligated under certain circumstances to purchase unremarketed bonds from the holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement initially with General Electric Capital Corporation under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. Our liquidity facility obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms. The bonds may accrue interest at an initial rate, a weekly rate or a fixed rate. The bonds will not be entitled to the benefit of the liquidity facility while in the fixed rate mode.

         GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the bonds. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.



                            DESCRIPTION OF THE BONDS

General provisions

         The bonds will be dated as of their date of issuance and will mature serially on December 1 of each year in the principal amounts shown below:

     ---------------------------------------- ----------------------------------
                 Year (December 1)                    Principal Amount
     ---------------------------------------- ----------------------------------
                      2007                               $16,670,000
     ---------------------------------------- ----------------------------------
                      2008                               $16,670,000
     ---------------------------------------- ----------------------------------
                      2009                               $16,670,000
     ---------------------------------------- ----------------------------------
                      2010                               $16,670,000
     ---------------------------------------- ----------------------------------
                      2011                               $16,670,000
     ---------------------------------------- ----------------------------------
                      2012                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2013                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2014                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2015                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2016                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2017                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2018                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2019                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2020                               $16,665,000
     ---------------------------------------- ----------------------------------
                      2021                               $16,665,000
     ---------------------------------------- ----------------------------------

         The bonds will bear interest at the initial rate of __%, computed on the basis of a year of 365 days for the actual number of day elapsed, until _________, 2002, payable on ___________, 2002, and after that at the rates determined as described below.

         The bonds will be registered in the name of Cede & Co., as nominee of The Depository Trust Company, New York, New York, which will act as securities depository for the bonds. So long as DTC or its nominee is the registered owner of the bonds, individual purchases of the bonds will be made in book-entry form only, in authorized denominations. Authorized denominations means until ____________, 2002, and during any weekly rate mode, $100,000 or any integral multiple of $5,000 in excess of $100,000; and during any fixed rate mode, $5,000 or any integral multiple of $5,000. Purchasers of the bonds will not receive certificates representing their interest in the bonds. Principal of and interest on the bonds will be paid to DTC, which will in turn remit such principal and interest payments to its participants, for distribution to the bondholders.

Payment of Bonds

         The principal of, premium, if any, on, interest on, and purchase price of the bonds will be payable in lawful money of the United States of America. The principal of and premium, if any, on all bonds will be payable only at the principal office of the tender and paying agent, and the payment of the interest on each bond will be made by the tender and paying agent on each interest payment date to the person appearing on the bond register of the City and County as the registered owner of the bond on the applicable record date, by check or draft mailed or otherwise delivered to the registered owner of the bond at its address as it appears on the bond register. The transfer and paying agent will make payment of the principal of and premium, if any, on all bonds upon the presentation and surrender of the bonds as they become due and payable. The transfer and paying agent will make payment of the purchase price on any bond upon the presentation and surrender of the bond on the purchase date. The person in whose name any bond is registered at the close of business on any record date with respect to any interest payment date will be entitled to receive the interest payable on that interest payment date notwithstanding the cancellation of the bond upon any registration of transfer or exchange after the record date and prior to the interest payment date.

         The bonds will bear interest from and including the interest accrual date immediately preceding their date of authentication, or, if the date of authentication is an interest accrual date to which interest on the bonds has been paid in full or duly provided for or the date of initial authentication of the bonds, from the date of authentication. However, if, as shown by the records of the transfer and paying agent, interest on the bonds is in default, bonds issued in exchange for bonds surrendered for registration of transfer or exchange will bear interest from the date to which interest has been paid in full on the bonds or, if no interest has been paid on the bonds, from the date of the first authentication of bonds. The bonds will bear interest at the initial rate until __________, 2002, at a weekly rate when the bonds are in the weekly rate mode and at a fixed rate when the bonds are in a fixed rate mode, all as selected by the City and County. No bond may bear interest at a rate higher than the maximum rate of 12%. When the initial rate is in effect, interest will be calculated on the basis of a year of 365 days for the actual number of days elapsed. When a weekly rate mode is in effect, interest will be calculated on the basis of a year of 365 or 366 days for the actual number of days elapsed. When a fixed rate mode is in effect, on the basis of a year of 360 days comprised of twelve 30-day months.

         The interest on the bonds will be due and payable on each interest payment date and on each redemption date. The principal of the bonds will be due and payable on any date on upon which the principal amount of the bonds is due, including the maturity dates and redemption dates. The interest payment dates are:

         o with respect to bonds bearing interest at the initial rate, _________, 2002;

         o with respect to bonds bearing interest at the weekly rate, the first Wednesday of each month;

         o with respect to a bond in the fixed rate mode, each January 1 and July 1, beginning with the first January 1 or July 1 that occurs no earlier than three (3) months after the commencement of the fixed rate mode for that bond;

         o any date on which the bonds convert from a weekly rate mode to a fixed rate mode; and

         o        each maturity date.

Determination of Interest Rates

         Weekly rate

         The weekly rate will be in effect from and including ________, 2002, to and including the following Tuesday. After that, the weekly rate will be in effect from and including each Wednesday to and including the following Tuesday, until and unless the City and County converts the bonds to the fixed rate mode.

         The weekly rate will be the rate of interest per annum determined by the remarketing agent (based on then-existing market conditions) to be the minimum interest rate which, if borne by the bonds, would enable the remarketing agent to sell the bonds on that rate determination date at a price equal to the principal amount of the bonds plus any accrued interest.

         The remarketing agent will establish the weekly rate by 4:00 P.M., New York time, on each Tuesday or, if a Tuesday is not a business day, the next succeeding day or, if that day is not a business day, then the business day preceding that Tuesday. Business day means any day other than a Saturday or Sunday, a legal holiday in the City of New York, New York or any city in which the principal office of the tender and paying agent or any office of ours at which drawings are required to be presented under the liquidity facility, on which banking institutions are authorized by law or executive order to close, or a day on which the New York Stock Exchange is closed.

         The remarketing agent will make the weekly rate available:

         o after 4:00 P.M., New York time, on the rate determination date by telecopy, telegraph, telex, facsimile transmission, e-mail transmission or other similar electronic means of communication, including a telephonic communication confirmed by writing or written transmission to any beneficial holder of the bonds and any of the City and County, the tender and paying agent, us and DTC who requests the rate;

         o by telecopy, telegraph, telex, facsimile transmission, e-mail transmission or other similar electronic means of communication, including a telephonic communication confirmed by writing or written transmission to the tender and paying agent not later than the second business day immediately following the rate determination date; and

         o to the registered holders of the bonds in the same manner in which the remarketing agent must give notice to DTC, subject to any arrangement among DTC, the remarketing agent, the tender and paying agent and the City and County.

         Regardless of the above, if we purchase bonds under the liquidity facility during the weekly rate mode, the interest rate for our bonds will be the prime rate plus 1% (or if an event of default has occurred, 3%) per annum, but not in excess of the maximum interest rate allowed by law.


         Alternate Rate

         If the remarketing agent fails or is unable to determine the interest rate for any bond in the weekly rate mode, or the method by which the remarketing agent determines the interest rate in the weekly rate mode with respect to a bond is held to be unenforceable by a court of law of competent jurisdiction, then that bond will bear interest during each subsequent interest period at the applicable alternate rate in effect on the first day of that interest period.

         The alternate rate will be the rate per annum specified in the index published by Kenny Information Systems or its successors or assigns, as indexing agent, and in effect on the first day of that interest period. The index will be based upon yield evaluations at par of bonds, the interest on which is excluded from gross income for purposes of Federal income taxation, of not less than five
(5) "high grade" component issuers selected by the indexing agent which will include, without limitation, issuers of general obligation bonds. The specific issuers included among the component issuers may be changed from time to time by the indexing agent in its discretion. The bonds on which the index is based will not include any bonds the interest on which is subject to a "minimum tax" or similar tax under the United States Internal Revenue Code, unless all tax-exempt bonds are subject to such tax. When the bonds are in the weekly rate mode, the yield evaluation period for the index will be thirty (30) day yield evaluations. If the indexing agent no longer publishes the index satisfying the requirements of the this paragraph, the alternate rate for an interest period will be the rate per annum specified in the most recently published index for a comparable interest period.

         If the method by which the remarketing agent determines the interest rate in the weekly rate mode with respect to a bond is held to be unenforceable by a court of law of competent jurisdiction, the remarketing agent will again make the determination when the remarketing agent and the City and County receive an opinion of bond counsel stating that the remarketing agent's determinations are no longer subject to any legal prohibitions. If the remarketing agent is prevented from determining a weekly rate as a result of any date which would have been a business day not being a business day due to unforeseen circumstances, then that bond will continue to bear interest at the rate previously in effect until the next business day.

         Fixed rate

         Conversion to fixed rate mode and notice of conversion. At the option of the City and County, all or any portion of the bonds in authorized denominations may be changed to the fixed rate mode on any business day. The City and County will give written notice to each of the remarketing agent, the tender and paying agent, us and DTC stating that the mode will be changed to the fixed rate mode and setting forth the proposed mode change date, which must be at least ten (10) days (or such shorter time as may be agreed to by the City and County and the remarketing agent) after the date the notice is given. Any such change in mode will be made as follows:

         o        the mode change date will be any business day; and

         o not later than the eighth day next preceding the mode change date, the tender and paying agent will mail, in the name of the City and County, a notice of the proposed change to the holders of the bonds being converted stating that the mode will be changed to the fixed rate mode, the proposed mode change date, and that the holder is required to tender the holder's bonds for purchase on the proposed mode change date.

         The change to the fixed rate mode will not occur unless the City and County receives an opinion of bond counsel to the effect that the change will not adversely affect the exclusion of interest on the bonds from gross income for federal income tax purposes or the exemption of interest on the bonds from all taxation by the State of Hawaii or any county or any political subdivision of the State of Hawaii (subject to the inclusion of any exceptions contained in the opinion delivered upon original issuance of the bonds).

         If the conditions described above have not been satisfied by the applicable mode change date, then the fixed rate mode will not take effect. If the change in mode fails, the applicable bond will remain in the weekly rate mode, with interest rates established in accordance with the provisions relating to the weekly rate mode on and as of the failed mode change date. The tender and paying agent will immediately mail, in the name of the City and County, a notice of the failed mode change date to the bondholders having previously received notice of the proposed mode change, and the notice will state that the fixed rate mode will not take effect and indicating any condition not satisfied by the mode change date.

         Determination of fixed rate. The fixed rate will be the rate of interest per annum determined by the remarketing agent (based on then-existing market conditions) to be the minimum interest rate which, if borne by the bonds, would enable the remarketing agent to sell the bonds on that rate determination date at a price equal to the principal amount of the bonds plus any accrued interest.

         The remarketing agent will determine the fixed rate for a bond being converted to the fixed rate mode not later than 4:00 P.M., New York time, on the date determined by the remarketing agent, which will be at least one (1) business day prior to the date on which the bond is converted to the fixed rate mode. The remarketing agent will make the fixed rate available by telecopy, telegraph, telex, facsimile transmission, e-mail transmission or other similar electronic means of communication, including a telephonic communication confirmed by writing or written transmission to any of the City and County, the tender and paying agent, us and DTC who requests that fixed rate, and to the registered holders of the bonds in the same manner in which the remarketing agent must give notice to DTC, subject to any arrangement among DTC, the remarketing agent, the tender and paying agent and the City and County.

         In the absence of manifest error, the determination of interest rates and interest periods by the remarketing agent and the interest rates contained in the records of the tender and paying agent will be conclusive and binding upon the remarketing agent, the tender and paying agent, the City and County and the registered and beneficial holders of the bonds.

Tender for purchase of the bonds

         Tender for optional purchase

         Any beneficial holder of a bond may elect to tender the bond (or portions of the bond in amounts equal to authorized denominations) for purchase on __________, 2002, or on any business day during the weekly mode at a purchase price equal to the principal amount plus accrued interest, if any, on the bond to the proposed purchase date. The holder may elect to tender the bond by delivering an irrevocable written notice of tender or irrevocable telephonic notice of tender to the tender and paying agent, directly or through the beneficial owner's participant, not later than 4:00 P.M., New York time, on a business day not less than seven (7) days before the purchase date specified by the beneficial owner in the notice. The notice of tender must state the principal amount of the bond tendered, the name of the DTC participant of record with respect to the bond, and the proposed purchase date. The remarketing agent will use its best efforts, as described in more detail below, to offer for sale all of the bond or the portion of the bond as to which the bondholder has given notice of tender. Under certain circumstances, as described in more detail below, if the remarketing agent is unable to remarket the tendered bond, we will purchase the bond under the liquidity facility.

         The tender and paying agent will make payment of the purchase price to the holder of the tendered bond by wire transfer in immediately available funds not later than 3:00 P.M., New York time, on the purchase date. A bondholder who gives proper notice of tender may repurchase the bonds on the purchase date if the remarketing agent agrees to sell the bonds to the bondholder, in which event the remarketing agent will waive the delivery requirements set forth above.

         So long as the bonds are registered in the name of DTC or any nominee of DTC, to exercise an optional tender, a bondholder must notify the tender and paying agent and its participant of its decision to demand the purchase of its bonds.

         Mandatory tender for purchase

         Mandatory tender on interest rate conversions. Bonds to be converted to the fixed rate mode must be tendered by the bondholders for purchase on the mode change date at a purchase price equal to the principal amount of plus accrued interest, if any, on the bonds to the proposed purchase date. The City and County, the tender and paying agent and the remarketing agent will deem bonds purchased pursuant to a mandatory purchase to have been tendered on the purchase date. The bondholders will not need to deliver the bonds to the tender and paying agent's office. The tender and paying agent will draw on the liquidity facility in accordance with its terms in an amount sufficient to provide for the purchase price of all bonds deemed tendered, and will make payment of the purchase price by 3:00 P.M., New York time, on the purchase date. DTC will make transfers of beneficial ownership of the bonds on its registration books pursuant to its rules and procedures. The tender and paying agent will give, in the name of the City and County, notice of the mandatory tender for purchase as part of the notice to be sent to the bondholders as described above under "Conversion to fixed rate mode and notice of conversion."

         Mandatory tender on substitution of liquidity facility. The bonds are subject to mandatory purchase on the date seven (7) days prior to the date upon which the City and County determines to substitute an alternate liquidity facility for the liquidity facility then in effect or, if that date is not a business day, the next succeeding business day. An alternate liquidity facility means any letter of credit, line of credit, standby bond purchase agreement or other form of liquidity support for the bonds, provided that any alternate liquidity facility provides a source of funds for the full and timely payment of the purchase price of any bonds tendered for purchase and not remarketed, and complying with Section 47-11, Hawaii Revised Statutes, as amended.

         The City and County, the tender and paying agent and the remarketing agent will deem bonds purchased pursuant to a mandatory tender for purchase to have been tendered on the purchase date. The bondholders will not need to deliver the bonds to the tender and paying agent's office. The tender and paying agent will draw on the liquidity facility in accordance with its terms in an amount sufficient to provide for the purchase price of all bonds deemed tendered, and will make payment of the purchase price by 3:00 P.M., New York time, on the purchase date. Transfers of beneficial ownership of the bonds will be made by DTC on the registration books of DTC pursuant to its rules and procedures. Upon written request, the tender and paying agent or the City and County will promptly furnish each bondholder with a copy of each alternate liquidity facility received by the tender and paying agent or the City and County. To be acceptable, each alternate liquidity facility must be satisfactory to the City and County, and no alternate liquidity facility will be satisfactory to the City and County unless, in addition to all other requirements to be met for the alternative liquidity facility:

         o a draft of that alternate liquidity facility, and appropriate information concerning the liquidity provider which will issue that alternate liquidity facility, together with notice of substitution of the alternate liquidity facility, have been submitted to each rating agency and each rating agency has provided written notice that the ratings then in effect with respect to the bonds will not be reduced or withdrawn because of the acceptance of the alternate liquidity facility;

         o the City and County has given written notice to the tender and paying agent at least forty-five (45) days prior to the date the alternate liquidity facility is to become effective that, upon the issuance of the alternate liquidity facility, the bonds are expected to bear the rating specified in the notice; and

         o with respect to any date upon which the alternate liquidity facility is to be substituted for the liquidity facility then in effect, the alternate liquidity facility agreement provides that the provider of the alternate liquidity facility will purchase from the liquidity provider any bonds tendered to the liquidity provider under the liquidity facility on that substitution date. In connection with a substitution, the tender and paying agent will also receive an opinion of counsel for the provider of the alternate liquidity facility in substantially the form delivered to the tender and paying agent upon issuance of the liquidity facility. Not later than fifteen (15) days before the substitution tender date, the tender and paying agent will mail, in the name of the City and County, a notice of tender for mandatory purchase to the bondholders stating the substitution of the liquidity facility and the purchase date for such bonds.

         Mandatory tender upon expiration of liquidity facility. The bonds are subject to mandatory purchase at a purchase price equal to the principal of plus accrued interest, if any, on the bonds to the proposed purchase date on the date seven (7) days prior to the date upon which the liquidity facility expires by its terms or is terminated following an event of default and is not replaced by an alternate liquidity facility or, if that date is not a business day, the next succeeding business day. The City and County, the tender and paying agent and the remarketing agent will deem bonds purchased pursuant to a mandatory purchase to have been tendered on the purchase date. The bondholders will not need to deliver the bonds to the tender and paying agent's office. The tender and paying agent will draw on the liquidity facility in accordance with its terms in an amount sufficient to provide for the purchase price of all bonds deemed tendered and will pay the purchase price by 3:00 P.M., New York time, on the purchase date. DTC will make transfers of beneficial ownership of the bonds on its registration books pursuant to its rules and procedures. Not later than fifteen
(15) days next preceding the purchase date, the tender and paying agent will mail, in the name of the City and County, a notice of tender for mandatory purchase to the bondholders stating the expiration of the liquidity facility and the purchase date for the bonds.

         Our bonds. Regardless of the above, bonds we purchase under the liquidity facility are not subject to optional or mandatory tender for purchase.

Remarketing of the bonds

         The remarketing agent will use its best efforts to offer for sale all bonds or portions of the bonds as to which a bondholder has given proper notice of tender and all bonds required to be tendered by the bondholders for mandatory purchase, will notify any purchaser of the bonds offered for sale whether the City and County has given a notice of optional redemption of the bonds (as explained in more detail below), and will not remarket the bonds or any portions of the bonds to the City and County or any insider of the City and County.

         On each date on which a bond is to be purchased, the remarketing agent will notify the DTC participant of each purchaser by telecopy, telegraph, telex, facsimile transmission, e-mail transmission or other similar electronic means of communication, including a telephonic communication confirmed by writing or written transmission not later than 12:30 P.M., New York time, of the registration instructions (i.e., the names, addresses and taxpayer identification numbers of the purchasers and the principal amount of bonds purchased by each such purchaser). On each date on which a bond is to be purchased, the remarketing agent will give written notice to the tender and paying agent and the City and County no later than 10:45 A.M., New York time, of the aggregate amount of remarketing proceeds on deposit with it and the purchase price of all bonds tendered or deemed tendered. The tender and paying agent will draw on the liquidity facility in accordance with the terms of the liquidity facility and to the extent necessary to provide by 2:00 P.M., New York time, on such date funds an amount equal to the purchase price of all bonds tendered or deemed tendered less the aggregate amount of remarketing proceeds received by the remarketing agent. If the tender and paying agent does not receive the remarketing agent's notice, the tender and paying agent will draw on the liquidity facility in an amount equal to the purchase price on all bonds tendered or deemed tendered. The tender and paying agent will deposit those funds into a purchase account created by the tender and paying agent and the tender and paying agent will not commingle those funds with other funds held by the tender and paying agent.

         By 3:00 P.M., New York time, on the date on which a bond is to be purchased, the tender and paying agent will pay for tendered bonds at the applicable purchase price by wire transfer to the applicable bondholder in immediately available funds. Funds for the payment of the purchase price will be derived solely from the following sources in the order of priority indicated: first from immediately available funds on deposit in a remarketing proceeds account in the tender and paying agent's purchase fund, and second from immediately available funds on deposit in the account in the tender and paying agent's purchase fund. Neither the tender and paying agent nor the remarketing agent will be obligated to provide funds from any other source.

         On each date on which a bond is to be purchased, the remarketing agent will confirm the purchase of the bonds to the DTC participant of the applicable purchaser and the DTC participant will confirm the purchase of the bond to the applicable purchaser by 3:00 P.M., New York time.

         Bonds purchased with amounts derived from draws under the liquidity facility will be owned by us and will be registered immediately in the name of our DTC participant. Our DTC participant will not release our bonds to the tender and paying agent prior to receiving notice from us of the reinstatement of the liquidity facility in an amount equal to the principal of and accrued interest on our bonds and a direction to release our bonds. Our bonds will bear interest at ___% and will be subject to remarketing by the remarketing agent. The remarketing agent will continue to use its best efforts to arrange for the sale of any of our bonds, subject to full reinstatement of the liquidity facility with respect to the drawings with which our bonds were purchased, at a price equal to the principal amount of our bonds plus accrued interest on our bonds.

         If the City and County fails and continues to fail to pay interest or principal to pay or provide for payment of the purchase price (upon optional or mandatory tender for purchase) of the bonds, the remarketing agent will not remarket any bonds.

Redemption prior to maturity

         The bonds will not be subject to redemption before __________, 2002, and after that will be subject to redemption prior to maturity as follows:

         o Optional redemption - weekly rate mode. Any bonds in the weekly rate mode will be subject to redemption, at the option of the City and County, in whole or in part, in authorized denominations, on any interest payment date, at a redemption price equal to the principal amount of those bonds.

         o Optional redemption - fixed rate mode. Any bonds in the fixed rate mode will be subject to redemption, at the option of the City and County, in whole or in part on any date (and if in part, in the order of maturity as the City and County may specify and within a maturity by lot or by any other method that the tender and paying agent determines to be fair and reasonable and in authorized denominations) at the redemption prices that the City and County determines at the time of the conversion to the fixed rate mode.

         The tender and paying agent, in the name of the City and County, will mail notice of redemption of any bond, at least once not less than ten (10) days prior to the date fixed for redemption, in the case of redemption of a bond in the weekly bode, or thirty (30) days prior to the date fixed for redemption, in the case of redemption of a bond in the fixed rate mode, to each bondholder in whose name a bond is registered upon the tender and paying agent's bond register as of the close of business on the fifth (5th) day (whether or not a business day) next preceding the date of mailing the notice. The failure of a bondholder to receive the notice or any defect in the notice will not affect the sufficiency of the proceedings for the redemption of any bond. The City and County, at its option, in addition to giving notice of redemption by mailing as stated above, may give notice of the redemption by publication. If a bond is of a denomination in excess of a minimum authorized denomination, portions of the principal sum of the bond in amounts equal to authorized denominations may be redeemed. If less than all of the principal sum of the bond is to be redeemed, in that case, upon the surrender of the bond to the tender and paying agent the tender and paying agent will issue to the registered holder of the bond, without charge, for the then unredeemed balance of the principal sum of the bond, a bond of like series, maturity and interest rate in any of the authorized denominations. If notice of redemption of any bond (or any portion of the principal sum of any bond) has been duly given, and if on or before the date fixed for the redemption the City and County has duly made or provided for the payment of the principal sum to be redeemed to the date fixed for the redemption, then the bond (or the portion of the principal sum of the bond to be redeemed) will become due and payable upon the date fixed for redemption and interest on the bond will cease to accrue and become payable from and after the date fixed for the redemption on the principal sum of the bond to be redeemed.

Book-Entry System

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of the purchase price of tendered bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the City and County or the tender and paying agent on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the tender and paying agent or the City and County, subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City and County or the tender and paying agent, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the tender and paying agent and the City and County will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the tender and paying agent on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the tender and paying agent and the City and County will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The City and County and the underwriters cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The City and County and the underwriters are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the tender and paying agent and discharging its responsibilities with respect thereto under applicable law or the City and County may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE PAYING AGENT, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO BONDHOLDERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTENT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

Security For The Bonds

         The Constitution and other laws of the State of Hawaii provide that the interest and principal payments on the bonds are a first charge on the general fund of the City and County. Under those laws, the full faith and credit of the City and County are pledged to the payment of the principal and interest, and for that payment the City Council has the power and is obligated to levy ad valorem taxes without limitation as to rate or amount on all the real property subject to taxation by the City and County.

Bond Insurance

         Concurrently with the issuance of the bonds, Financial Guaranty Insurance Company, as bond insurer, will issue its municipal bond insurance policy for the bonds. The bond insurer is affiliated with us. The bond insurer is a wholly -owned subsidiary of FGIC Corporation, which is a subsidiary of General Electric Capital Corporation. The policy unconditionally guarantees the payment of that portion of the principal of and interest on the bonds which has become due for payment, but remains unpaid by the City and County. The bond insurer will make the payments to State Street Bank and Trust Company, N.A., as fiscal agent, or its successor as its agent, on the later of the date on which the principal and interest is due or on the business day next following the day on which the bond insurer receives telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from an owner of bonds or the tender and paying agent of the nonpayment of the amount by the City and County. The fiscal agent will disburse the amount due on any bond to its owner upon receipt by the fiscal agent of evidence satisfactory to the fiscal agent of the owner's right to receive payment of the principal and interest due for payment and evidence, including any appropriate instruments of assignment, that all of the owner's rights to payment of the principal and interest are vested in the bond insurer. The term "nonpayment" with respect to a bond includes any payment of principal or interest made to an owner of a bond that has been recovered from the owner pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

         The policy is non-cancellable and the premium will be fully paid at the time of delivery of the bonds. The policy covers failure to pay principal of the bonds on their stated maturity date, or dates on which the bonds are called for mandatory sinking fund redemption, but not on any other date on which the bonds may be called for redemption, accelerated or advanced in maturity, and covers the failure to pay an installment of interest on the stated date for its payment.


                       THE STANDBY BOND PURCHASE AGREEMENT

         Our liquidity facility obligations under the standby bond purchase agreement will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $4.0 billion of liquidity facility obligations currently outstanding under various standby bond purchase agreements, including the liquidity facility obligations we are issuing under this prospectus supplement.

         Owners of the bonds to which the liquidity facility obligations relate will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the bonds. Our liquidity facility obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of and up to _____ days' interest on the bonds at an assumed maximum rate of 12% per year.


                               Termination Events

         The scheduled expiration date of the standby bond purchase agreement is December __, 2006.

The certificate of the director of budget and fiscal services of the City and County relating to the bonds will specify certain circumstances where we must purchase bonds that a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase the bonds. The following events would permit termination of our obligation to purchase the bonds:

         o if the City and County fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the City and County fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

         o if the City and County fails to observe or perform any agreement contained in the standby bond purchase agreement, the certificate under which the bonds are issued or a related municipal financing agreement (or the State of Hawaii takes any action which would impair the power of the City and County to so comply) and, if that failure is a result of a covenant breach that the City and County can remedy, that failure continues for a specified number of days following written notice of that failure from us to the City and County;

         o if any representation, warranty, certification or statement made by the City and County in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the City and County delivers under those documents proves to have been incorrect in any material respect when made;

         o if the City and County defaults in the payment of principal of or premium, if any, or interest on any other general obligation debt of the City and County, and that default is continuing;

         o if the City and County commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

         o if an involuntary case or other proceeding is commenced against the City and County seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the City and County under the federal bankruptcy laws;

         o if any material provision of the standby bond purchase agreement or any related document for any reason whatsoever ceases to be a valid and binding agreement of the City and County or the City and County contests the validity or enforceability of any of these documents; or

         o if the City and County does not pay when due any amount payable under the bonds or under a related municipal financing agreement (regardless of whether the holders of the bonds waive that failure).

         If a termination event occurs, we may deliver notice to the City and County, the tender and paying agent, and the remarketing agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the City and County under the bonds are as described in a separate disclosure document relating to the bonds.


           THE STANDBY LOAN AGREEMENT; GE CAPITAL; RIGHT OF ASSIGNMENT

         In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreement, we have entered into a standby loan agreement with GE Capital under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on the date on which the standby bond purchase agreement terminates by its terms and may be paid by delivering tendered bonds owned by us to GE Capital. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our liquidity facility obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

         GE Capital will have the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the liquidity facility obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations on the bonds.


                       Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                                   Year Ended December 31,                                        Nine Months
                ------------------------------------------------------------                          Ended
      1996               1997               1998                1999               2000         September 29, 2001
----------------   ----------------   ----------------    ----------------   ----------------   ------------------
      1.53               1.48               1.50                1.60              1.52                 1.60

         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which GE Capital believe reasonably approximates the interest factor of such rentals.


            Where You Can Find More Information Regarding GE Capital

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. GE Capital maintains a web site at http://www.gecapital.com. Information on GE Capital's web site is not intended to be a part of this prospectus supplement.


                Incorporation of Information Regarding GE Capital

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

Document                                                     Period
--------                                                     ------
Annual report on Form 10-K..........................         Year Ended December 31, 2000
Quarterly reports on Form 10-Q......................         Quarters Ended March 31, 2001, June 30, 2001 and
                                                             September 29, 2001

                                     EXPERTS

         The financial statements and schedule of GE Capital and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, appearing in GE Capital's annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement upon the authority of said firm as experts in accounting and auditing.

                                                Filed pursuant to Rule 424(b)(4)
                                                              File No. 333-71950

                                 $2,000,000,000

                         principal amount plus interest

                         liquidity facility obligations

                                       of

                         FGIC Securities Purchase, Inc.

         We intend to offer from time to time, in connection with the issuance by municipal authorities of adjustable or floating rate debt securities, our liquidity facility obligations under one or more standby bond purchase agreements. The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus or offering statement. The liquidity facility obligations will not be severable from the securities and may not be separately traded. This prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of securities purchased by us or by our affiliates.

         We will issue the liquidity facility obligations from time to time to provide liquidity for certain adjustable or floating rate securities issued by municipal authorities. The specific terms of the liquidity facility obligations and the securities to which they relate will be set forth in a prospectus supplement to this prospectus. Each issue of liquidity facility obligations may vary, where applicable, depending upon the terms of the securities to which the liquidity facility obligations relate.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is at Financial Guaranty Insurance Company, 125 Park Avenue, 5th Floor, New York, New York 10017 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


                            ------------------------


                The date of this prospectus is November 5, 2001.

We have provided the information contained in this prospectus. We are submitting this prospectus in connection with the future sale of the liquidity facility obligations. You may not reproduce or use this prospectus, in whole or in part, for any other purposes.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the liquidity facility obligations in any jurisdiction where the offer or sale is not permitted.

This prospectus and the applicable prospectus supplement constitute a prospectus with respect to our liquidity facility obligations under the standby bond purchase agreements to be entered into from time to time by us in support of the securities. We do not anticipate that registration statements with respect to the securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the liquidity facility obligations. We may provide additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of that web site is http://www.sec.gov. We do not intend to deliver to holders of the liquidity facility obligations an annual report or other report containing financial information. We do not have a web site; however, Financial Guaranty Insurance Company, one of our affiliate companies, has a web site that contains information about us. Financial Guaranty Insurance Company's web site is http://www.fgic.com. Information on Financial Guaranty Insurance Company's web site is not intended to be a part of this prospectus.

                           INCORPORATION BY REFERENCE

The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference:

         o our annual report on Form 10-K for the year ended December 31, 2000;

         o our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

         o our current reports on Form 8-K filed with the Commission on September 20, 2001, October 15, 2001, October 16, 2001,
                  October 25, 2001, October 26, 2001 and October 31, 2001.

We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as we have sold all of the liquidity facility obligations covered by this prospectus.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct such requests to: Carolanne Gardner, Corporate Communications Department, FGIC Securities Purchase, Inc., Financial Guaranty Insurance Company, 125 Park Avenue, 5th Floor, New York, New York 10017, Telephone: (212) 312-3000.

                                   THE COMPANY

The company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the company is owned by FGIC Holdings, Inc., a Delaware corporation.

Our business consists and will consist of providing liquidity for certain adjustable and floating rate securities issued by municipal authorities through liquidity facilities in the form of standby bond purchase agreements. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity facility for holders of securities desiring to sell their securities. Pursuant to standby bond purchase agreements with issuers, remarketing agents, tender agents or trustees of the securities, we will be obligated to purchase unremarketed securities from the holders of those securities who voluntarily or mandatorily tender their securities for purchase. In order to obtain funds to purchase the securities, we will enter into one or more standby loan agreements with General Electric Capital Corporation or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably obligated to lend funds as needed to us to purchase securities as required.

Our principal executive offices are located at Financial Guaranty Insurance Company, 125 Park Avenue, 5th Floor, New York, New York 10017, telephone (212) 312-3000.

                               RECENT DEVELOPMENTS

         We have issued the following liquidity facility obligations since the date of our quarterly report on Form 10-Q for the period ending June 30, 2001:

         o $21,275,000 principal amount plus interest in support of Board of Trustees of Grand Valley State University, General Revenue Variable Rate Demand Bonds, Series 2001B, issued on or about August 7, 2001, described in the prospectus supplement dated July 20, 2001;

         o $48,000,000 principal amount plus interest in support of Board of Trustees of Oakland University, General Revenue Bonds (Variable Rate Demand), Series 2001, issued on or about August 16, 2001, described in the prospectus supplement dated August 7, 2001;

         o $41,395,000 principal amount plus interest in support of Board of Regents of Eastern Michigan University, General Revenue Variable Rate Demand Refunding Bonds, Series 2001, issued on or about August 29, 2001, described in the prospectus supplement dated August 13, 2001;

         o $30,000,000 principal amount plus interest in support of Board of Control of Northern Michigan University, General Revenue Variable Rate Demand Bonds, Series 2001, issued on or about September 5, 2001, described in the prospectus supplement dated August 27, 2001;

         o $180,000,000 principal amount plus interest in support of Massachusetts Water Resources Authority, Multi-Modal Subordinated $95,000,000 General Revenue Bonds, 2001 Series A and $85,000,000 General Revenue Bonds, 2001 Series B, issued on or about September 26, 2001, described in the prospectus supplement dated September 19, 2001;

         o $139,080,000 principal amount plus interest in support of City of Detroit, Michigan, Sewage Disposal System Second Lien Revenue Bonds (Variable Rate Demand), Series 2001(E), issued on or about October 23, 2001, described in the prospectus supplement dated October 11, 2001 and the pricing supplement dated October 18, 2001;

         o $127,165,000 principal amount plus interest in support of City of Detroit, Michigan, Sewage Disposal System Senior Lien Revenue Refunding Bonds (Variable Rate Demand), Series 2001(C-2), issued on or about October 23, 2001, described in the prospectus supplement dated October 12, 2001;

         o $140,000,000 principal amount plus interest in support of The City of New York, General Obligation Taxable Adjustable Rate Bonds, Fiscal 2002 Subseries A-9 and A-11, issued on or about November 1, 2001, described in the prospectus supplement dated October 24, 2001; and

         o $66,280,000 principal amount plus interest in support of Rancho California Water District Financing Authority, Adjustable Rate Revenue Bonds, Series of 2001B, issued on or about November 1, 2001, described in the prospectus supplement dated October 25, 2001 and the pricing supplement dated October 31, 2001.

                                     SUMMARY

The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities issued by municipal authorities. The securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity facility for holders desiring to sell their securities. The securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, we will be obligated, pursuant to a standby purchase agreement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities. This facility will assure holders of securities of liquidity for their securities even when market conditions preclude successful remarketing.

The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities. Variable rate demand securities are municipal securities pursuant to which the interest rate is a variable interest rate which is re-set by the remarketing agent or pursuant to a stated formula from time to time (not to exceed a stated maximum rate). The owners of variable rate demand securities have the optional right to tender their variable rate demand securities to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered variable rate demand securities, we are obligated to pay the purchase price for those securities to those owners pursuant to the terms of our liquidity facility.

The fees for providing the liquidity facility will be paid by the issuer or other entity specified in the applicable prospectus supplement, typically over the life of the liquidity facility or, in the case of variable rate demand securities, until such time as a variable rate demand security is permanently linked with a convertible inverse floating rate security. Except as otherwise provided in a prospectus supplement, in order to obtain funds to purchase unremarketed securities, we will enter into one or more standby loan agreements with GE Capital or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably be obligated to lend funds to us as needed to purchase securities for which the put option has been exercised. Except as otherwise provided in a prospectus supplement, the standby bond purchase agreement between us and the trustee, issuer or other specified entity will provide that without the consent of the issuer and the trustee for the holders of the securities, we will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision of the related standby loan agreement, if that amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the holders of the securities.

Except as otherwise provided in a prospectus supplement, our liquidity facility obligations under the standby bond purchase agreement may only be terminated upon the occurrence of certain events including the following:

o if the issuer or other specified entity fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the issuer fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

o if the issuer or other specified entity fails to observe or perform any agreement contained in the standby bond purchase agreement, the indenture or a related municipal financing agreement (or the applicable state takes any action which would impair the power of the issuer or other specified entity to so comply) and, if that failure is a result of a covenant breach that the issuer can remedy, that failure continues for a specified number of days following written notice of that failure from us to the issuer;

o if any representation, warranty, certification or statement made by the issuer in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the issuer or other specified entity delivers under those documents proves to have been incorrect in any material respect when made;

o if the issuer or other specified entity defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the issuer or other specified entity has issued, assumed or guaranteed, and that default is continuing;

o if the issuer or other specified entity commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

o if an involuntary case or other proceeding is commenced against the issuer or other specified entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the issuer or other specified entity under the federal bankruptcy laws;

o if any material provision of the standby bond purchase agreement or any related document defined in the standby bond purchase agreement for any reason whatsoever ceases to be a valid and binding agreement of the issuer or other party to the standby bond purchase agreement or the issuer or other party thereto contests the validity or enforceability of any of these documents; or

o if the issuer or other specified entity does not pay when due any amount payable under the securities or under a related municipal financing agreement (regardless of whether the holders of the securities waive that failure).

You should be aware that the specific termination events applicable to a standby bond purchase agreement will be subject to negotiation in each case. For this reason, other or different termination events than those listed above may apply to the specific standby bond purchase agreement. The final termination events under each standby bond purchase agreement will be specified in the applicable prospectus supplement.

Upon the occurrence of a termination event, we may deliver notice to the issuer, any specified entity, the related trustee, remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. However, before the time at which termination takes effect, the related securities will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the related securities.

The above structure is intended to receive the highest short term rating from the rating agencies and to municipal authorities with the lowest cost of financing. There can be no assurances, however, that those ratings will be maintained.

                      THE STANDBY BOND PURCHASE AGREEMENTS

Our liquidity facility obligations under the standby bond purchase agreements will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued pursuant to an indenture; they will arise under one or more standby bond purchase agreements.

Holders of the securities will be entitled to the benefits and will be subject to the terms of the applicable standby bond purchase agreement as specified in the prospectus supplement. Pursuant to the applicable standby bond purchase agreement, we will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the securities to which that standby bond purchase agreement relates. Our liquidity facility obligation under each standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the security to which that standby bond purchase agreement relates and up to a specified amount of interest at a specified rate set forth in the applicable prospectus supplement. We expect that the standby bond purchase agreements will have a shorter term than that of the securities to which they relate, but the standby bond purchase agreements are subject to extension or renewal. The term of the applicable standby bond purchase agreement and the term of the related securities will be set forth in the applicable prospectus supplement.

                           THE STANDBY LOAN AGREEMENTS

In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreements, we will enter into one or more standby loan agreements with GE Capital or its permitted assignee under which GE Capital or its permitted assignee will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable standby bond purchase agreement relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the securities tendered by the holders. The purchase price will represent the outstanding principal amount of those securities, and any accrued interest on the principal for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered securities. If stated in the applicable prospectus supplement, GE Capital may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the securities. We do not anticipate that GE Capital will guarantee the securities to which its standby loan agreement relates or our obligation under any standby purchase agreement.

                              PLAN OF DISTRIBUTION

The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

In connection with the offering of the liquidity facility obligations pursuant to this prospectus, any underwriter or agent participating in the offering may overallot or effect transactions which stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. That stabilizing, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

The legality of our liquidity facility obligations has been passed upon for the company by Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103.

                                     EXPERTS

Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in our annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus upon the authority of said firm as experts in accounting and auditing.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


=====================================================          =======================================================

                 TABLE OF CONTENTS                                                  $250,000,000
                                                                           principal amount plus interest

                                            Page                           LIQUIDITY FACILITY OBLIGATIONS
                                            ----
Prospectus Supplement
INTRODUCTION.................................S-1
DESCRIPTION OF THE BONDS.....................S-1                                     issued by
STANDBY BOND PURCHASE AGREEMENT.............S-12
THE STANDBY LOAN AGREEMENT; GE
CAPITAL; RIGHT OF ASSIGNMENT................S-14                                   FGIC Securities
EXPERTS.....................................S-15                                   Purchase, Inc.

                                                                                   in support of

                                                                            City and County of Honolulu
Prospectus                                                             General Obligation Bonds, Series 2001C
WHERE YOU CAN FIND MORE
    INFORMATION................................2
INCORPORATION BY REFERENCE.....................2                               PROSPECTUS SUPPLEMENT
THE COMPANY....................................3
RECENT DEVELOPMENTS............................3
SUMMARY........................................4
THE STANDBY BOND PURCHASE                                                        November 20, 2001
    AGREEMENT..................................6
THE STANDBY LOAN AGREEMENTS....................6
PLAN OF DISTRIBUTION...........................7
LEGAL MATTERS..................................7
EXPERTS........................................7
SEC POSITION ON INDEMNIFICATION
     FOR  SECURITIES ACT LIABILITIES...........8

=====================================================          =======================================================
